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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 25, 2008

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51990 (Commission File Number)	84-1288730 (I.R.S. Employer Identification No.)
12300 Liberty Blvd. Englewood, Colorado 80112 (Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Statement

        On February 27, 2008 , Liberty Media Corporation ("Liberty") and News Corporation completed an exchange transaction (the "News Corporation Exchange") pursuant to which Liberty transferred to News Corporation shares of Class A and Class B common stock of News Corporation in exchange for a subsidiary ("News Corporation Subsidiary") of News Corporation which at the time of closing owned approximately 41% of the outstanding common stock of The DIRECTV Group, Inc., all of the issued and outstanding equity interests of three regional sports television networks and $465 million in cash. Liberty reported the closing of the News Corporation Exchange and certain related matters under Item 2.01 and Item 8.01 of its Current Report on Form 8-K, dated February 25, 2008 (File No. 000-51990) (the "February 8-K"), and undertook therein to file the financial information required by Item 9.01 (a) and Item 9.01 (b) of Form 8-K, in each case, in connection with the closing of the News Corporation Exchange, by amendment to the February 8-K within 71 calendar days after the date on which the February 8-K was required to have been filed. Such financial information is being filed herewith under Item 9.01 of this Current Report on Form 8-K/A (Amendment No. 1). As The DIRECTV Group is the most significant business in the News Corporation Subsidiary, Liberty is filing the financial statements of The DIRECTV Group in satisfaction of Item 9.01 (a).

Item 9.01    Financial Statements and Exhibits

  (a)
  Financial Statements of Businesses Acquired

    The DIRECTV Group, Inc.
    Report of Independent Registered Public Accounting Firm
    Audited Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and 2005
    Audited Consolidated Balance Sheets as of December 31, 2007 and 2006
    Audited Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income for the years ended December 31, 2007, 2006 and 2005
    Audited Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005
    Notes to the Audited Consolidated Financial Statements

  (b)
  Pro Forma Financial Information

    Liberty Media Corporation
    Unaudited Condensed Pro Forma Combined Financial Statements as of and for the year ended December 31, 2007

  (d)
  Exhibits

    23 Consent of Deloitte & Touche LLP

2

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2008

LIBERTY MEDIA CORPORATION
By:	/s/ MARK E. BURTON Name: Mark E. Burton Title: Vice President

3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The DIRECTV Group, Inc.
El Segundo, California

        We have audited the accompanying consolidated balance sheets of The DIRECTV Group, Inc. (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The DIRECTV Group, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 of the Notes to the Consolidated Financial Statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109; effective December 31, 2007, the Company adopted the measurement date provision of FASB Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R); and effective December 31, 2006 the Company adopted the other provisions of FASB Statement No. 158.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 25, 2008

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in Millions, Except Per Share Amounts)
Revenues	$17,246	$14,755	$13,164
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	7,346	6,201	5,485
Subscriber service expenses	1,240	1,111	982
Broadcast operations expenses	323	286	254
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisitions costs	2,096	1,945	2,752
Upgrade and retention costs	976	870	1,117
General and administrative expenses	1,095	1,069	1,133
Gain from disposition of businesses, net	—	(118)	(45)
Depreciation and amortization expense	1,684	1,034	853

Total operating costs and expenses	14,760	12,398	12,531

Operating profit	2,486	2,357	633
Interest income	111	146	150
Interest expense	(235)	(246)	(238)
Other, net	26	42	(65)

Income from continuing operations before income taxes and minority interests	2,388	2,299	480
Income tax expense	(943)	(866)	(172)
Minority interests in net earnings of subsidiaries	(11)	(13)	(3)

Income from continuing operations	1,434	1,420	305
Income from discontinued operations, net of taxes	17	—	31

Net income	$1,451	$1,420	$336

Basic earnings per common share:
Income from continuing operations	$1.20	$1.13	$0.22
Income from discontinued operations, net of taxes	0.01	—	0.02

Net income	$1.21	$1.13	$0.24

Diluted earnings per common share:
Income from continuing operations	$1.20	$1.12	$0.22
Income from discontinued operations, net of taxes	0.01	—	0.02

Net income	$1.21	$1.12	$0.24

Weighted average number of common shares outstanding (in millions):
Basic	1,195	1,262	1,388
Diluted	1,202	1,270	1,395

The accompanying notes are an integral part of these Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(Dollars in Millions, Except Share Data)
ASSETS
Current assets
Cash and cash equivalents	$1,083	$2,499
Short-term investments	10	170
Accounts and notes receivable, net of allowances of $56 and $46	1,535	1,345
Inventories	193	148
Deferred income taxes	90	166
Prepaid expenses and other	235	228

Total current assets	3,146	4,556
Satellites, net	2,026	2,008
Property and equipment, net	3,807	2,445
Goodwill	3,669	3,515
Intangible assets, net	1,577	1,811
Investments and other assets	838	806

Total assets	$15,063	$15,141

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,032	$2,816
Unearned subscriber revenues and deferred credits	354	286
Short-term borrowings and current portion of long-term debt	48	220

Total current liabilities	3,434	3,322
Long-term debt	3,347	3,395
Deferred income taxes	567	315
Other liabilities and deferred credits	1,402	1,366
Commitments and contingencies
Minority interests	11	62
Stockholders' equity
Common stock and additional paid-in capital—$0.01 par value, 3,000,000,000 shares authorized, 1,148,268,203 shares and 1,226,490,193 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	9,318	9,836
Accumulated deficit	(2,995)	(3,107)
Accumulated other comprehensive loss	(21)	(48)

Total stockholders' equity	6,302	6,681

Total liabilities and stockholders' equity	$15,063	$15,141

The accompanying notes are an integral part of these Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

	Common Shares	Common Stock and Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss), net of taxes	Total Stockholders' Equity	Comprehensive Income, net of taxes
	(Dollars in Millions, Except Share Data)
Balance at January 1, 2005	1,385,814,459	$10,870	$(3,338)	$(25)	$7,507
Net income			336		336	$336
Stock options exercised and restricted stock units vested and distributed	5,217,530	45			45
Share-based compensation expense		41			41
Minimum pension liability adjustment, net of tax				7	7	7
Foreign currency translation adjustments				3	3	3
Unrealized gains on securities, net of tax				1	1	1

Comprehensive income						$347

Balance at December 31, 2005	1,391,031,989	10,956	(3,002)	(14)	7,940
Net income			1,420		1,420	$1,420
Stock repurchased and retired	(184,115,524)	(1,452)	(1,525)		(2,977)
Stock options exercised and restricted stock units vested and distributed	19,573,728	257			257
Share-based compensation expense		39			39
Tax benefit from stock option exercises		42			42
Other		(6)			(6)
Minimum pension liability adjustment, net of tax				24	24	24
Adjustment to initially record funded status of defined benefit plans upon adoption of SFAS No. 158, net of tax				(46)	(46)
Foreign currency translation adjustments				2	2	2
Unrealized losses on securities, net of tax				(14)	(14)	(14)

Comprehensive income						$1,432

Balance at December 31, 2006	1,226,490,193	9,836	(3,107)	(48)	6,681
Net Income			1,451		1,451	$1,451
Stock repurchased and retired	(86,173,710)	(692)	(1,333)		(2,025)
Stock options exercised and restricted stock units vested and distributed	7,951,720	118			118
Share-based compensation expense		49			49
Tax benefit from stock option exercises		18			18
Other		(11)			(11)
Adjustment to initially record cumulative effect of adopting FIN 48, net of tax			(5)		(5)
Adjustment to record adoption of measurement date provisions of SFAS No. 158, net of tax			(1)		(1)
Amortization of amounts resulting from changes in defined benefit plan experience and actuarial assumptions, net of tax				16	16	16
Foreign currency translation adjustments				(1)	(1)	(1)
Unrealized gains on securities, net of tax				12	12	12

Comprehensive income						$1,478

Balance at December 31, 2007	1,148,268,203	$9,318	$(2,995)	$(21)	$6,302

The accompanying notes are an integral part of these Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in Millions)
Cash Flows From Operating Activities
Net income	$1,451	$1,420	$336
Income from discontinued operations, net of taxes	(17)	—	(31)

Income from continuing operations	1,434	1,420	305
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,684	1,034	853
Amortization of deferred revenues and deferred credits	(98)	(41)	(47)
Gain from disposition of businesses, net	—	(118)	(45)
Equity in earnings from unconsolidated affiliates	(35)	(27)	(1)
Net loss (gain) from sale or impairment of investments	9	(14)	1
Loss on disposal of fixed assets	8	20	3
Share-based compensation expense	49	39	41
Write-off of debt issuance costs	—	—	19
Deferred income taxes and other	453	770	188
Change in operating assets and liabilities:
Accounts and notes receivable	(166)	(283)	(130)
Inventories	(45)	139	(159)
Prepaid expenses and other	46	(12)	(35)
Accounts payable and accrued liabilities	255	158	312
Unearned subscriber revenue and deferred credits	72	2	15
Other, net	(21)	75	(148)

Net cash provided by operating activities	3,645	3,162	1,172

Cash Flows From Investing Activities
Purchase of short-term investments	(588)	(2,517)	(4,673)
Sale of short-term investments	748	3,029	4,512
Cash paid for property and equipment	(2,523)	(1,754)	(489)
Cash paid for satellites	(169)	(222)	(400)
Investment in companies, net of cash acquired	(348)	(389)	(1)
Proceeds from sale of investments	—	182	113
Proceeds from collection of notes receivable	—	142	—
Proceeds from sale of property	33	13	—
Proceeds from sale of businesses, net	—	—	246
Other, net	25	(20)	(31)

Net cash used in investing activities	(2,822)	(1,536)	(723)

Cash Flows From Financing Activities
Common shares repurchased and retired	(2,025)	(2,977)	—
Repayment of long-term debt	(220)	(8)	(2,005)
Long-term debt borrowings	—	—	3,003
Net increase (decrease) in short-term borrowings	2	(2)	(2)
Repayment of other long-term obligations	(121)	(100)	(91)
Debt issuance costs	—	—	(5)
Stock options exercised	118	257	45
Excess tax benefit from share-based compensation	7	2	—

Net cash (used in) provided by financing activities	(2,239)	(2,828)	945

Net (decrease) increase in cash and cash equivalents	(1,416)	(1,202)	1,394
Cash and cash equivalents at beginning of the year	2,499	3,701	2,307

Cash and cash equivalents at end of the year	$1,083	$2,499	$3,701

Supplemental Cash Flow Information
Cash paid for interest	$230	$243	$240
Cash paid for income taxes	408	30	13

The accompanying notes are an integral part of these Consolidated Financial Statements.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Business

        The DIRECTV Group, Inc., which we sometimes refer to as the company, we, or us, was incorporated in Delaware in 1977. We are a leading provider of digital television entertainment in the United States and Latin America. Our two business segments, DIRECTV U.S. and DIRECTV Latin America, which are differentiated by their geographic location, are engaged in acquiring, promoting, selling and/or distributing digital entertainment programming via satellite to residential and commercial subscribers.

  •
  DIRECTV U.S.    DIRECTV Holdings LLC and its subsidiaries, which we refer to as DIRECTV U.S., is the largest provider of direct-to-home, or DTH, digital television services and the second largest provider in the multi-channel video programming distribution, or MVPD, industry in the United States.

  •
  DIRECTV Latin America.    DIRECTV Latin America, or DTVLA, is a leading provider of DTH digital television services throughout Latin America. DTVLA is comprised of: PanAmericana, which provides services in Venezuela, Argentina, Chile, Colombia, Puerto Rico and certain other countries in the region through our wholly-owned subsidiary, DIRECTV Latin America, LLC, or DLA LLC; our 74% owned subsidiary Sky Brasil Servicos Ltda., which we refer to as Sky Brazil; and our 41% equity method investment in Innova, S. de R.L. de C.V., or Sky Mexico. In January 2007, we acquired Darlene Investments LLC's 14% minority interest in DLA LLC for $325 million in cash.

        Through April 22, 2005 we also operated the Network Systems segment, which was a provider of satellite-based private business networks and consumer broadband Internet access. Subsequent to the April 22, 2005 sale of a 50% interest in our former Hughes Network Systems, or HNS, business to SkyTerra Communications, Inc., we accounted for our investment in HNS under the equity method of accounting until the sale of the remaining 50% interest in January 2006.

        See Note 3 for additional information regarding acquisitions and divestitures.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

        We present our accompanying financial statements on a consolidated basis and include our accounts and those of our domestic and foreign subsidiaries that we control through equity ownership or for which we are deemed to be the primary beneficiary, after elimination of intercompany accounts and transactions. We allocate earnings and losses to minority interests only to the extent of a minority investor's investment in a subsidiary.

Use of Estimates in the Preparation of the Consolidated Financial Statements

        We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, which requires us to make estimates and assumptions that affect amounts reported herein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Revenue Recognition

        We recognize subscription and pay-per-view revenues when programming is broadcast to subscribers. We recognize subscriber fees for multiple set-top receivers, our published programming guide, warranty services and equipment rental as revenue, as earned. We recognize advertising revenues when the related services are performed. We defer programming payments received from subscribers in advance of the broadcast as "Unearned subscriber revenue and deferred credits" in the Consolidated Balance Sheets until earned.

Broadcast Programming and Other

        We recognize the costs of television programming distribution rights when we distribute the related programming. We recognize the costs of television programming rights to distribute live sporting events for a season or tournament to expense using the straight-line method over the course of the season or tournament. However, we recognize the costs for live sporting events with multi-year contracts and minimum guarantee payments based on the ratio of each period's revenues to the estimated total contract revenues to be earned over the contract period. We evaluate estimated total contract revenues at least annually.

        We defer advance payments in the form of cash and equity instruments from programming content providers for carriage of their signal and recognize them as a reduction of "Broadcast programming and other" in the Consolidated Statements of Operations on a straight-line basis over the related contract term. We record equity instruments at fair value based on quoted market prices or values determined by management. Through the end of 2006, we also recorded the amortization of a provision for above-market programming contracts that we recorded in connection with the 1999 acquisition of certain premium subscription programming contracts from United States Satellite Broadcasting Company, Inc. as a reduction of programming costs.

Subscriber Acquisition Costs

        Subscriber acquisition costs consist of costs we incur to acquire new subscribers. We include the cost of set-top receivers and other equipment, commissions we pay to national retailers, independent satellite television retailers, dealers, regional Bell operating companies and the cost of installation, advertising, marketing and customer call center expenses associated with the acquisition of new subscribers in subscriber acquisition costs. We expense these costs as incurred, or when subscribers activate the DIRECTV® service, as appropriate, except for the cost of set-top receivers leased to new subscribers which we capitalize in "Property and equipment, net" in the Consolidated Balance Sheets. Although paid in advance, the retailer or dealer earns substantially all commissions paid for customer acquisitions over 12 months from the date of subscriber activation. Should the subscriber cancel our service during the 12 month service period, we are reimbursed for the unearned portion of the commission by the retailer or dealer and record a decrease to subscriber acquisition costs. DIRECTV U.S. implemented a lease program on March 1, 2006, after which most set-top receivers provided to new subscribers are capitalized. We include the amount of our set-top receivers capitalized each period for subscriber acquisition activities in the Consolidated Statement of Cash Flows under the caption "Cash paid for property and equipment." See Note 4 below for additional information.

Upgrade and Retention Costs

        Upgrade and retention costs consist primarily of costs we incur for loyalty programs offered to existing subscribers. The costs for loyalty programs include the costs of installing or providing hardware

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

under our movers program (for subscribers relocating to a new residence), multiple set-top receiver offers, digital video recorder, or DVR, high-definition, or HD, local channel upgrade programs and other similar initiatives, and third party commissions we incur for the sale of additional set-top receivers to existing subscribers. We expense these costs as incurred, except for the cost of set-top receivers leased to existing subscribers which we capitalize in "Property and equipment, net" in the Consolidated Balance Sheets. DIRECTV U.S. implemented a lease program on March 1, 2006, after which most set-top receivers provided to existing subscribers under upgrade and retention programs are capitalized. We include the amount of our set-top receivers capitalized each period for upgrade and retention activities in the Consolidated Statement of Cash Flows under the caption "Cash paid for property and equipment." See Note 4 below for additional information.

Cash and Cash Equivalents

        Cash and cash equivalents consist of highly liquid investments we purchase with original maturities of three months or less.

Inventories

        We state inventories at the lower of average cost or market. Inventories consist of finished goods for DIRECTV System equipment and DIRECTV System conditional access cards.

Property and Equipment, Satellites and Depreciation

        We carry property and equipment, and satellites at cost, net of accumulated depreciation. The amounts we capitalize for satellites currently being constructed and those that have been successfully launched include the costs of construction, launch, launch insurance, incentive obligations and related capitalized interest. We generally compute depreciation using the straight-line method over the estimated useful lives of the assets. We amortize leasehold improvements over the lesser of the life of the asset or term of the lease.

Goodwill and Intangible Assets

        Goodwill and intangible assets with indefinite lives are carried at historical cost and are subject to write-down, as needed, based upon an impairment analysis that we must perform at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. We perform our annual impairment analysis in the fourth quarter of each year. If an impairment loss results from the annual impairment test, we would record the loss as a pre-tax charge to operating income.

        We amortize other intangible assets using the straight-line method over their estimated useful lives, which range from 5 to 20 years.

Valuation of Long-Lived Assets

        We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. We consider the carrying value of a long-lived asset impaired when the anticipated undiscounted future cash flow from such asset is separately identifiable and is less than its carrying value. In that event, we would recognize a loss based on the amount by which the carrying value exceeds the fair value of the long-lived asset. We determine fair value primarily using estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved, or other valuation

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

techniques. We determine losses on long-lived assets to be disposed of in a similar manner, except that we reduce the fair value for the cost of disposal.

Foreign Currency

        The U.S. dollar is the functional currency for most of our foreign operations. We recognize gains and losses resulting from remeasurement of these operations' foreign currency denominated assets, liabilities and transactions into the U.S. dollar in the Consolidated Statements of Operations.

        We also have foreign operations where the local currency is their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. We record the resulting translation adjustment as part of accumulated other comprehensive income (loss), which we refer to as OCI, a separate component of stockholders' equity.

Investments and Financial Instruments

        We maintain investments in equity securities of unaffiliated companies. We carry non-marketable equity securities at cost. We consider marketable equity securities available-for-sale and they are carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), net of taxes, reported as part of OCI. We continually review our investments to determine whether a decline in fair value below the cost basis is "other-than-temporary." We consider, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and our intent and ability to hold the investment. If we judge the decline in fair value to be other-than-temporary, we write-down the cost basis of the security to fair value and recognize the amount in the Consolidated Statements of Operations as part of "Other, net" and record it as a reclassification adjustment from OCI.

        We account for investments in which we own at least 20% of the voting securities or have significant influence under the equity method of accounting. We record equity method investments at cost and adjust for the appropriate share of the net earnings or losses of the investee. We record investee losses up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee.

        The carrying value of cash and cash equivalents, short-term investments, accounts and notes receivable, investments and other assets, accounts payable, and amounts included in accrued liabilities and other meeting the definition of a financial instrument approximated their fair values at December 31, 2007 and 2006.

Debt Issuance Costs

        We defer costs we incur to issue debt and amortize these costs to interest expense using the straight-line method over the term of the respective obligation.

Share-Based Payment

        We grant restricted stock units and common stock options to our employees. We recognize compensation expense equal to the fair value of the stock-based award at grant over the course of its requisite service period following Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), "Share-Based Payment," or SFAS No. 123R.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        We record compensation expense for restricted stock units and stock options on a straight-line basis over the service period of up to four years based upon the value of the award on the date approved, reduced for estimated forfeitures and adjusted for anticipated payout percentages related to the achievement of performance targets.

Income Taxes

        We determine deferred tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which we expect the differences to reverse. We must make certain estimates and judgments in determining income tax provisions, assessing the likelihood of recovering our deferred tax assets, and evaluating tax positions.

        With the adoption of the Financial Accounting Standards Board, or FASB, Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," or FIN 48, on January 1, 2007, we now recognize a benefit in "Income tax expense" in the Consolidated Statements of Operations for uncertain tax positions that are more-likely-than-not to be sustained upon examination, measured at the largest amount that has a greater than 50% likelihood of being realized upon settlement. Unrecognized tax benefits represent tax benefits taken or expected to be taken in income tax returns, for which the benefit has not yet been recognized in "Income tax expense" in the Consolidated Statements of Operations due to the uncertainty of whether such benefits will be ultimately realized. We recognize interest and penalties accrued related to unrecognized tax benefits in "Income tax expense" in the Consolidated Statements of Operations. Unrecognized tax benefits are recorded in "Income tax expense" in the Consolidated Statement of Operations at such time that the benefit is effectively settled.

Advertising Costs

        We expense advertising costs primarily in "Subscriber acquisition costs" in the Consolidated Statements of Operations as incurred. Advertising expenses, net of payments received from programming content providers for marketing support, were $261 million in 2007, $233 million in 2006, and $199 million in 2005.

Market Concentrations and Credit Risk

        We sell programming services and extend credit, in amounts generally not exceeding $100 each, to a large number of individual residential subscribers throughout the United States and most of Latin America. As applicable, we maintain allowances for anticipated losses.

Accounting Changes

        Uncertain Tax Positions.    On January 1, 2007, we adopted FIN 48. The cumulative effect of adopting FIN 48 resulted in a $5 million increase to the January 1, 2007 balance of "Accumulated deficit" in the Consolidated Balance Sheets. As of the date of adoption, our unrecognized tax benefits totaled $204 million, including $166 million of tax positions the recognition of which would affect the annual effective income tax rate. As of the date of adoption, we have accrued $45 million in interest and penalties as part of our liability for unrecognized tax benefits. See Note 9 below for additional information regarding unrecognized tax benefits.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        Defined Benefit Postretirement Plans.    On December 31, 2007, we adopted the measurement date provision of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)." This provision requires the measurement of plan assets and benefit obligations as of the date of our fiscal year end and accordingly resulted in a change in our measurement date, which was previously November 30. As a result of the adoption of this provision, we recorded an adjustment of $1 million to recognize net periodic benefit cost for the one month difference to "Accumulated deficit" in the Consolidated Balance Sheets as of December 31, 2007.

        On December 31, 2006, we adopted the provisions of SFAS No. 158 that require us to recognize the funded status of our defined benefit postretirement plans in our Consolidated Balance Sheets and require that we recognize changes in the funded status of our defined benefit postretirement plans as a component of other comprehensive income, net of tax, in stockholders' equity in the Consolidated Balance Sheets, in the year in which changes occur. The adoption of the provisions to recognize the funded status of our benefit plans resulted in a $46 million decrease in "Accumulated other comprehensive income" in our Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income as of December 31, 2006.

        Share-Based Payment.    On January 1, 2006, we adopted SFAS No. 123R "Share-Based Payment." The adoption of this standard did not have a significant effect in our consolidated results of operations or financial position. However, as a result of the adoption of SFAS. No. 123R, we now report the excess income tax benefit associated with the exercise of stock options or pay-out of restricted stock units as a cash flow from financing activities in the Consolidated Statements of Cash Flows.

New Accounting Standards

        In December 2007, the FASB issued SFAS No.160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment to ARB No. 51." SFAS No. 160 establishes standards of accounting and reporting of noncontrolling interests in subsidiaries, currently known as minority interests, in consolidated financial statements, provides guidance on accounting for changes in the parent's ownership interest in a subsidiary and establishes standards of accounting of the deconsolidation of a subsidiary due to the loss of control. SFAS No.160 requires an entity to present minority interests as a component of equity. Additionally, SFAS No. 160 requires an entity to present net income and consolidated comprehensive income attributable to the parent and the minority interest separately on the face of the consolidated financial statements. We are currently assessing the effect SFAS No. 160 will have on our consolidated results of operations and financial position when adopted, as required, on January 1, 2009.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations." SFAS No. 141R requires the acquiring entity to recognize and measure at an acquisition date fair value all identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree. The Statement recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS No. 141R requires disclosures about the nature and financial effect of the business combination and also changes the accounting for certain income tax assets recorded in purchase accounting. We are currently assessing the effect SFAS No. 141R will have on our consolidated results of operations and financial position when adopted, as required, on January 1, 2009.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115." SFAS No. 159 permits, but does not require, companies to report at fair value the majority of recognized financial

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

assets, financial liabilities and firm commitments. Under this standard, unrealized gains and losses on items for which the fair value option is elected are reported in earnings at each subsequent reporting date. We do not expect the adoption of SFAS No. 159 on January 1, 2008 to have any effect on our consolidated results of operations or financial position.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, sets out a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements of assets and liabilities. SFAS No. 157 applies under other accounting pronouncements previously issued by the FASB that require or permit fair value measurements. We do not expect the adoption of SFAS No. 157 on January 1, 2008 to have any effect on our consolidated results of operations or financial position.

        In September 2006, the Emerging Issues Task Force, or EITF, issued EITF No. 06-1, "Accounting for Consideration Given by a Service Provider to a Manufacturer or Reseller of Equipment Necessary for an End-Customer to Receive Service from the Service Provider." EITF No. 06-1 provides guidance to service providers regarding the proper reporting of consideration given to manufacturers or resellers of equipment necessary for an end-customer to receive its services. Depending on the circumstances, such consideration is reported as either an expense or a reduction of revenues. We do not expect the adoption of EITF No. 06-1 on January 1, 2008 to have any effect on our consolidated results of operations.

Note 3: Acquisitions, Divestitures and Other Transactions

Acquisitions

  Darlene Transaction

        On January 30, 2007, we acquired Darlene's 14% equity interest in DLA LLC for $325 million in cash. We accounted for the acquisition of this interest using the purchase method of accounting. In the fourth quarter of 2007, we completed the valuation of acquired intangible assets and finalized the purchase accounting, which resulted in adjustments decreasing the preliminary allocation of the purchase price to the acquired intangible assets by $30 million, goodwill by $9 million and deferred tax liabilities by $39 million.

        The following table set forth the final allocation of the excess purchase price over the book value of the minority interest acquired:

Goodwill	$187
Intangible assets	75

Total assets acquired	262

Net assets acquired	$262

        Intangible assets that are included in "Intangible assets, net" in our Consolidated Balance Sheets include a subscriber related intangible asset to be amortized over six years and a trade name intangible asset to be amortized over 20 years from the Darlene Transaction.

  Sky Transactions

        During 2006 we completed the last in a series of transactions with News Corporation, Grupo Televisa, S.A., or Televisa, Globo Comunicacoes e Participacoes S.A., or Globo, and Liberty Media

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

International, which we refer to as the Sky Transactions as further described below. The Sky Transactions resulted in the combination of the DTH satellite platforms of DIRECTV and SKY in Latin America into a single platform in each of the major territories in the region.

        Brazil.    On August 23, 2006, we completed the merger of our Brazil business, Galaxy Brasil Ltda., or GLB, with and into Sky Brazil, and completed the purchase of News Corporation's and Liberty Media International's interests in Sky Brazil. As a result of these transactions, we hold a 74% interest in the combined business. The purchase consideration for the transactions amounted to $670 million, including $396 million in cash paid, of which we paid $362 million to News Corporation and Liberty Media International in 2004 and $30 million to News Corporation in August 2006, the $64 million fair value of the reduction of our interest in GLB resulting from the merger and the assumption of Sky Brazil's $210 million bank loan.

        We accounted for the Sky Brazil acquisition using the purchase method of accounting, and began consolidating the results of Sky Brazil from the date of acquisition. We also accounted for the reduction of our interest in GLB resulting from the merger as a partial sale pursuant to EITF No. 90-13 "Accounting for Simultaneous Common Control Mergers," which resulted in us recording a one-time pre-tax gain during the third quarter of 2006 of $61 million in "Gain from disposition of businesses, net" in the Consolidated Statements of Operations. In the third quarter of 2007, we completed the valuation of acquired intangible assets and finalized the purchase accounting, which resulted in adjustments increasing the preliminary allocation of the purchase price to the acquired intangible assets by $66 million and deferred tax liabilities by $35 million and decreasing goodwill by $31 million.

        The following table sets forth the final allocation of the purchase price to the Sky Brazil net assets acquired on August 23, 2006:

Total current assets	$77
Goodwill	432
Intangible assets	355
Other long-term assets	98

Total assets acquired	962

Total current liabilities (excluding $210 million of bank debt assumed)	137
Other liabilities	155

Total liabilities assumed	292

Net assets acquired	$670

        The assets acquired included approximately $42 million in cash. Intangible assets that are included in "Intangible assets, net" in our Consolidated Balance Sheets include a subscriber related intangible asset to be amortized over six years and a trade name intangible asset to be amortized over 20 years.

        The following selected unaudited pro forma information is being provided to present a summary of the combined results of The DIRECTV Group and Sky Brazil for the years ended December 31, 2006 and 2005 as if the acquisition had occurred as of the beginning of the respective periods, giving effect to purchase accounting adjustments. The pro forma data is presented for informational purposes only and may not necessarily reflect our results of operations had Sky Brazil operated as part of us for each

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

of the periods presented, nor are they necessarily indicative of the results of future operations. The pro forma information excludes the effect of non-recurring charges.

	Years Ended December 31,
	2006	2005
	(Dollars in Millions, Except Per Share Amounts)
Revenues	$15,077	$13,535
Operating profit	2,375	624
Income from continuing operations before income taxes and minority interests	2,307	492
Net income	1,425	343
Basic earnings per common share	1.13	0.25
Diluted earnings per common share	1.12	0.25

        Mexico.    In Mexico, also as part of the Sky Transactions, DTVLA's local operating company, DIRECTV Mexico, sold its subscriber list to Sky Mexico and, after completing the transfer of its subscribers to Sky Mexico, ceased providing services in the third quarter of 2005. During 2005, as the transferred subscribers met certain retention requirements, we earned a variable note receivable from Sky Mexico and we recorded a corresponding gain of $70 million during the year ended December 31, 2005 in "Gain from disposition of businesses, net "in our Consolidated Statements of Operations. At completion of the transaction in February 2006, we recorded an additional gain of $57 million in "Gain from disposition of businesses, net "in our Consolidated Statements of Operations when DLA LLC received an equity interest in Sky Mexico resulting from the sale of DIRECTV Mexico's subscriber list and transfer of subscribers to Sky Mexico and cancellation of the note receivable. Also in February 2006, we acquired News Corporation's and Liberty Media International's equity interests in Sky Mexico for $373 million in cash. On April 27, 2006, we sold a portion of our equity interest to Televisa for $59 million in cash, which reduced our equity interest in Sky Mexico to 41%. We account for our investment in Sky Mexico using the equity method of accounting. See Note 6 for additional information regarding this investment.

        Other.    In 2004, we acquired Sky Multi-Country Partners and related entities for $30 million in cash. As part of this transaction, News Corporation agreed to reimburse us $127 million for the Sky entities' net liabilities we assumed, which we received from News Corporation in August 2006.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Divestitures

  Hughes Network Systems

        On April 22, 2005, we completed the contribution of substantially all of HNS' net assets to a new entity, Hughes Network Systems LLC, or HNS LLC, in exchange for cash proceeds of $196 million and sold a 50% interest in HNS LLC to SkyTerra in exchange for cash proceeds of $50 million and 300,000 shares of SkyTerra common stock with a fair value of $11 million. We recorded pre-tax impairment charges of $25 million during 2005 to "Gain from disposition of businesses, net "in our Consolidated Statements of Operations related to this transaction.

        In January 2006, we completed the sale of our remaining 50% interest in HNS LLC to SkyTerra, and resolved a working capital adjustment from the prior transaction, in exchange for $110 million in cash, which resulted in our recording in the first quarter of 2006 a gain of $14 million related to the sale in "Other, net" in the Consolidated Statements of Operations.

        HNS' operating results are included in continuing operations in our Consolidated Statements of Operations through April 22, 2005. The following table sets forth our pro forma revenues and operating profit excluding the HNS operations that were contributed as part of the SkyTerra transaction.

Year Ended December 31, 2005
(Dollars in Millions)
Revenues	$12,957
Operating profit	693

  Other Discontinued Operations

        During 2007, we recorded a $17 million reduction to our unrecognized tax benefits in "Income from discontinued operations, net of taxes" in our Consolidated Statements of Operations as a result of a settlement of a foreign withholding tax dispute from a previously divested business.

        As discussed in more detail in Note 18, during 2005, we recorded a $31 million gain in "Income from discontinued operations, net of taxes" in our Consolidated Statements of Operations that resulted from a favorable tax settlement related to a previously discontinued operation.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Note 4: Satellites, Net and Property and Equipment, Net

        The following table sets forth the amounts recorded for "Satellites, net" and "Property and equipment, net" in our Consolidated Balance Sheets at December 31:

	Estimated Useful Lives (years)	2007	2006
	(Dollars in Millions)
Satellites	10-16	$2,163	$1,797
Satellites under construction	—	474	665

Total		2,637	2,462
Less accumulated depreciation		611	454

Satellites, net		$2,026	$2,008

Land and improvements	9-30	$34	$31
Buildings and leasehold improvements	2-40	301	239
Machinery and equipment	3-23	2,821	2,240
Subscriber leased set-top receivers	3-7	3,731	2,177
Construction in-progress	—	365	463

Total		7,252	5,150
Less accumulated depreciation		3,445	2,705

Property and equipment, net		$3,807	$2,445

        We capitalized interest costs of $51 million in 2007, $55 million in 2006, and $31 million in 2005 as part of the cost of our property and satellites under construction. Depreciation expense was $1,264 million in 2007, $664 million in 2006, and $502 million in 2005.

        On March 1, 2006, DIRECTV U.S. introduced a new set-top receiver lease program. Prior to March 1, 2006, most set-top receivers provided to new and existing DIRECTV U.S. subscribers were immediately expensed upon activation as a subscriber acquisition or upgrade and retention cost in the Consolidated Statements of Operations. Subsequent to the introduction of the lease program, we lease most set-top receivers provided to new and existing subscribers, and therefore capitalize the set-top receivers in "Property and equipment, net" in the Consolidated Balance Sheets. We depreciate capitalized set-top receivers over a three year estimated useful life and include the amount of set-top receivers capitalized each period in "Cash paid for property and equipment" in the Consolidated Statements of Cash Flows.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        The following table sets forth the amount of DIRECTV U.S. set-top receivers we capitalized, and depreciation expense we recorded, under the lease program for each of the periods presented:

	Years Ended December 31,
Capitalized subscriber leased equipment:
	2007	2006
	(Dollars in Millions)
Subscriber leased equipment—subscriber acquisitions	$762	$599
Subscriber leased equipment—upgrade and retention	774	473

Total subscriber leased equipment capitalized	$1,536	$1,072

Depreciation expense—subscriber leased equipment	$645	$147

Note 5: Goodwill and Intangible Assets

        The changes in the carrying amounts of goodwill by segment for the years ended December 31, 2007 and 2006 were as follows:

	DIRECTV U.S.	DIRECTV Latin America	Total
	(Dollars in Millions)
Balance as of January 1, 2006	$3,032	$13	$3,045
Sky Transactions	—	470	470

Balance as of December 31, 2006	3,032	483	3,515
Acquisition of Darlene interest in DLA LLC	—	187	187
Finalization of Sky Brazil purchase price allocation	—	(31)	(31)
Other	—	(2)	(2)

Balance as of December 31, 2007	$3,032	$637	$3,669

        We performed our annual impairment tests for goodwill and orbital slots in the fourth quarters of 2007, 2006, and 2005. The estimated fair values for each reporting unit and the orbital slots exceeded our carrying values, and accordingly, no impairment losses were recorded during 2007, 2006, or 2005.

        The following table sets forth the amounts recorded for intangible assets at December 31:

		December 31, 2007			December 31, 2006
	Estimated Useful Lives (years)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
		(Dollars in Millions)
Orbital slots	Indefinite	$432		$432	$432		$432
72.5° WL Orbital license	5	208	$132	76	182	$94	88
Subscriber related	5-10	1,697	942	755	1,597	620	977
Dealer network	15	130	71	59	130	62	68
Trade name and other	10-20	95	5	90	36	2	34
Distribution rights	7	334	169	165	334	122	212

Total intangible assets		$2,896	$1,319	$1,577	$2,711	$900	$1,811

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        Amortization expense of intangible assets was $419 million in 2007 and $369 million in 2006 and $351 million in 2005.

        Estimated amortization expense for intangible assets in each of the next five years and thereafter is as follows: $412 million in 2008; $350 million in 2009; $152 million in 2010; $97 million in 2011; $55 million in 2012 and $79 million thereafter.

Note 6: Investments

  Equity Method Investments

        We have investments in companies that we accounted for under the equity method of accounting totaling $551 million as of December 31, 2007 and $510 million as of December 31, 2006.

        As discussed in Note 3, we acquired a 41% interest in Sky Mexico in 2006. The book value of our investment in Sky Mexico was $505 million at December 31, 2007 and $464 million at December 31, 2006.

        The following table sets forth equity in earnings of our 41% interest in Sky Mexico for the periods presented:

	Years Ended December 31,
	2007	2006
	(Dollars in Millions)
Equity in earnings of Sky Mexico	$41	$18

        In January 2006, we completed the sale of our 50% interest in HNS LLC to SkyTerra Communications, Inc. and resolved a working capital adjustment from a prior transaction in exchange for $110 million in cash, which resulted in our recording a gain of $14 million related to the sale, in addition to equity earnings of HNS LLC of $11 million in "Other, net" in the Consolidated Statements of Operations.

  Other Investments

        We had investments in marketable equity securities of $56 million as of December 31, 2007 and $37 million as of December 31, 2006, which were stated at current fair value and classified as available-for-sale.

        Accumulated unrealized gains, net of taxes, included as part of accumulated other comprehensive income were $21 million in 2007, $9 million in 2006 and $23 million in 2005.

        During 2005, we sold an equity investment for $113 million in cash and recorded a net pre-tax loss of $1 million.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Note 7: Accounts Payable and Accrued Liabilities; Other Liabilities and Deferred Credits

        The significant components of "Accounts payable and accrued liabilities" in our Consolidated Balance Sheets are as follows:

	December 31,
	2007	2006
	(Dollars in Millions)
Programming costs	$1,506	$1,358
Accounts payable	447	435
Commissions due to installers and dealers	294	241
Payroll and employee benefits	126	121
Other	659	661

Total accounts payable and accrued liabilities	$3,032	$2,816

        The significant components of "Other liabilities and deferred credits" in our Consolidated Balance Sheets are as follows:

	December 31,
	2007	2006
	(Dollars in Millions)
Programming costs	$368	$411
Deferred credits	213	230
Other accrued taxes	343	161
Pension and other postretirement benefits	75	90
Obligation under capital lease	43	47
Other	360	427

Total other liabilities and deferred credits	$1,402	$1,366

Note 8: Debt

        The following table sets forth our outstanding debt:

		December 31,
	Interest Rates at December 31, 2007
		2007	2006
		(Dollars in Millions)
8.375% senior notes due in 2013	8.375%	$910	$910
6.375% senior notes due in 2015	6.375%	1,000	1,000
Credit facility	6.102%	1,483	1,492
Sky Brazil bank loan	—	—	210
Other debt	—	2	3

Total debt		3,395	3,615
Less: current portion of long-term debt		48	220

Long-term debt		$3,347	$3,395

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        Notes Payable.    The 8.375% senior notes and the 6.375% senior notes were issued by DIRECTV U.S. and have been registered under the Securities Act of 1933, as amended. The 8.375% senior notes and the 6.375% senior notes are unsecured and have been fully and unconditionally guaranteed, jointly and severally, by substantially all of DIRECTV U.S.' assets. Principal on the 8.375% senior notes and the 6.375% senior notes is payable upon maturity, while interest is payable semi-annually.

        The fair value of our 8.375% senior notes was approximately $948 million at December 31, 2007 and December 31, 2006. The fair value of our 6.375% senior notes was approximately $962 million at December 31, 2007 and December 31, 2006. The fair values were calculated based on quoted market prices on those dates.

        Credit Facility.    At December 31, 2007, our senior secured credit facility consisted of a $500 million six-year Term Loan A, a $983 million eight-year Term Loan B and a $500 million undrawn six-year revolving credit facility. The Term Loan A and Term Loan B components of the senior secured credit facility currently bear interest at a rate equal to the London InterBank Offered Rate, or LIBOR, plus 0.75% and 1.50%, respectively. In addition, we pay a commitment fee of 0.175% per year for the unused commitment under the revolving credit facility. The interest rate and commitment fee may be increased or decreased under certain conditions. The senior secured credit facility is secured by substantially all of DIRECTV U.S.' assets and is fully and unconditionally guaranteed, jointly and severally by substantially all of DIRECTV U.S.' material domestic subsidiaries.

        Our notes payable and credit facility mature as follows: $48 million in 2008, $98 million in 2009, $297 million in 2010, $98 million in 2011, $10 million in 2012 and $2,842 million thereafter. These amounts do not reflect potential prepayments that may be required under our senior secured credit facility, which could result from a computation of excess cash flows that we may be required to make at each year end under the credit agreement. We were not required to make a prepayment for the years ended December 31, 2007, 2006, or 2005. The amount of interest accrued related to our outstanding debt was $26 million at December 31, 2007 and $27 million at December 31, 2006. The unamortized bond premium included in other debt was $2 million as of December 31, 2007 and $3 million as of December 31, 2006.

        Sky Brazil Bank Loan.    Sky Brazil's $210 million U.S. dollar denominated variable rate bank loan due in August 2007 was assumed on August 23, 2006 as part of the Sky Brazil transaction described in Note 3 above. In January 2007, we paid $210 million to the lending banks, who in turn assigned the loan to a wholly-owned subsidiary of The DIRECTV Group. As a result, this loan is no longer outstanding on a consolidated basis.

        Covenants and Restrictions.    The senior secured credit facility requires DIRECTV U.S. to comply with certain financial covenants. The senior notes and the senior secured credit facility also include covenants that restrict DIRECTV U.S.' ability to, among other things, (i) incur additional indebtedness, (ii) incur liens, (iii) pay dividends or make certain other restricted payments, investments or acquisitions, (iv) enter into certain transactions with affiliates, (v) merge or consolidate with another entity, (vi) sell, assign, lease or otherwise dispose of all or substantially all of our assets, and (vii) make voluntary prepayments of certain debt, in each case subject to exceptions as provided in the credit agreement and senior notes indentures. Should we fail to comply with these covenants, all or a portion of our borrowings under the senior notes and senior secured credit facility could become immediately payable and the revolving credit facility could be terminated. At December 31, 2007, DIRECTV U.S. was in compliance with all such covenants.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        2005 Refinancing Transactions.    In April 2005, we replaced our prior credit facility with the senior secured credit facility described above. The senior secured credit facility was initially comprised of a $500 million six-year Term Loan A, a $1,500 million eight-year Term Loan B, both of which were fully funded, and a $500 million undrawn six-year revolving credit facility. We used a portion of the $2,000 million proceeds from the transaction to repay our prior credit facility that had a then outstanding balance of $1,002 million and to pay related financing costs and accrued interest. Borrowings under the prior credit facility bore interest at a rate equal to LIBOR plus 1.75%.

        On May 19, 2005, we redeemed $490 million of our then outstanding $1,400 million 8.375% senior notes at a redemption price of 108.375% plus accrued and unpaid interest, for a total of $538 million.

        On June 15, 2005, DIRECTV U.S. issued $1,000 million of 6.375% senior notes. We used a portion of the proceeds from the transaction to repay $500 million of the Term Loan B portion of our senior secured credit facility and to pay related financing costs.

        The repayment of our prior senior secured credit facility, the partial repayment of our senior secured credit facility and the partial redemption of our 8.375% senior notes resulted in a 2005 pre-tax charge of $65 million ($40 million after tax) of which $41 million was associated with the premium paid for the redemption of our 8.375% senior notes and $24 million with the write-off of a portion of our deferred debt issuance costs and other transaction costs. The charge was recorded in "Other, net" in the Consolidated Statements of Operations.

        Restricted Cash.    Restricted cash of $5 million as of December 31, 2007 and $6 million as of December 31, 2006 was included as part of "Prepaid expenses and other" in our Consolidated Balance Sheets. These amounts secure our letter of credit obligations. Restrictions on the cash will be removed as the letters of credit expire.

Note 9: Income Taxes

        We base our income tax expense or benefit on reported "Income from continuing operations before income taxes and minority interests." Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        Our income tax expense consisted of the following for the years ended December 31:

	2007	2006	2005
	(Dollars in Millions)
Current tax (expense) benefit:
U.S. federal	$(450)	$(20)	$14
Foreign	(73)	(16)	7
State and local	(103)	(32)	(1)

Total	(626)	(68)	20

Deferred tax (expense) benefit:
U.S. federal	(285)	(704)	(169)
Foreign	5	—	—
State and local	(37)	(94)	(23)

Total	(317)	(798)	(192)

Total income tax expense	$(943)	$(866)	$(172)

        "Income from continuing operations before income taxes and minority interests" in our Consolidated Statements of Operations included the following components for the years ended December 31:

	2007	2006	2005
	(Dollars in Millions)
U.S. income	$2,154	$2,162	$524
Foreign income (loss)	234	137	(44)

Total	$2,388	$2,299	$480

        Our income tax expense was different than the amount computed using the U.S. federal statutory income tax rate for the reasons set forth in the following table for the years ended December 31:

	2007	2006	2005
	(Dollars in Millions)
Expected expense at U.S. federal statutory income tax rate	$(836)	$(804)	$(168)
U.S. state and local income tax expense	(91)	(82)	(15)
Unrecognized tax benefits	(18)	—	—
Tax basis differences attributable to divestitures	—	25	—
Tax credits and other	2	(5)	11

Total income tax expense	$(943)	$(866)	$(172)

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        Temporary differences and carryforwards that gave rise to deferred tax assets and liabilities at December 31 were as follows:

	2007		2006
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(Dollars in Millions)
Accruals and advances	$300	$132	$306	$91
Prepaid expenses	—	40	—	43
State taxes	23	—	—	—
Depreciation, amortization and asset impairment charges	—	193	—	10
Net operating loss and tax credit carryforwards	715	—	354	—
Programming contract liabilities	188	—	181	—
Unrealized foreign exchange gains or losses	—	106	—	23
Tax basis differences in investments and affiliates	58	682	40	673
Other	3	6	2	21

Subtotal	1,287	1,159	883	861
Valuation allowance	(605)	—	(171)	—

Total deferred taxes	$682	$1,159	$712	$861

        We assessed the deferred tax assets for the respective periods for recoverability and, where applicable, we recorded a valuation allowance to reduce the total deferred tax assets to an amount that will, more likely than not, be realized in the future.

        The valuation allowance balances of $605 million at December 31, 2007 and $171 million at December 31, 2006, are primarily attributable to the unused foreign operating losses and unused capital losses, both of which are available for carry-forward. For the year ended December 31, 2007, the change in the valuation allowance was primarily attributable to a $497 million increase for the tax effect of foreign net operating losses acquired in the purchase of News Corporation's and Liberty Media International's interest in Sky Brazil for which a valuation allowance was recorded, offset by a $56 million decrease for the tax effect of expired foreign net operating losses in Argentina for which a valuation allowance was recorded.

        Although realization is not assured, we have concluded that it is more likely than not that our unreserved deferred tax assets will be realized in the ordinary course of operations based on available positive and negative evidence, including scheduling of deferred tax liabilities and projected income from operating activities. The underlying assumptions we use in forecasting future taxable income require significant judgment and take into account our recent performance.

        As of December 31, 2007, we have approximately $2.3 billion of foreign net operating losses that are primarily attributable to operations in Brazil with varying expiration dates, foreign tax credits of $25 million that expire between 2008 and 2016, and alternative minimum tax credits of $43 million that can be carried forward indefinitely.

        No income tax provision has been made for the portion of undistributed earnings of foreign subsidiaries deemed permanently reinvested that amounted to approximately $27 million in 2007. It is not practicable to determine the amount of the unrecognized deferred tax liability related to the investments in foreign subsidiaries.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits, excluding accrued interest, is as follows (in millions):

Gross unrecognized tax benefits at January 1, 2007	$159
Increases in tax positions for prior years	102
Increases in tax positions for current year	34
Settlements	(4)

Gross unrecognized tax benefits at December 31, 2007	$291

        As of December 31, 2007, our unrecognized tax benefits totaled $343 million, including accrued interest of $52 million. If our tax positions are ultimately sustained by the tax authorities in our favor, approximately $212 million would reduce the annual effective income tax rate.

        We recorded $17 million of interest in "Income tax expense" in the Consolidated Statement of Operations during the year ended December 31, 2007 for unrecognized tax benefits.

        We file numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. For U.S. federal tax purposes, the tax years 2001 through 2007 remain open to examination. The California tax years 1994 through 2007 remain open to examination and the income tax returns in the other state and foreign tax jurisdictions in which we have operations are generally subject to examination for a period of 3 to 5 years after filing of the respective return.

        We anticipate that the examination of the federal income tax returns for 2001 through 2003 will conclude in 2008 and the statute of limitations will be closing in a foreign jurisdiction in the next twelve months resulting in an estimated reduction in our unrecognized tax benefits of approximately $45 million, $28 million of which relates to discontinued operations. We do not anticipate that other changes to the total unrecognized tax benefits in the next twelve months will have a significant effect on our results of operations or financial position.

Note 10: Pension and Other Postretirement Benefit Plans

        Most of our employees are eligible to participate in our funded non-contributory defined benefit pension plan, which provides defined benefits based on either years of service and final average salary, or eligible compensation while employed by the company. Additionally, we maintain a funded contributory defined benefit plan for employees who elected to participate prior to 1991, and an unfunded, nonqualified pension plan for certain eligible employees. For participants in the contributory pension plan, we also maintain a postretirement benefit plan for those eligible retirees to participate in health care and life insurance benefits generally until they reach age 65. Participants may become eligible for these health care and life insurance benefits if they retire from our company between the ages of 55 and 65. The health care plan is contributory with participants' contributions subject to adjustment annually; the life insurance plan is non-contributory.

        On December 31, 2007, we adopted the measurement date provision of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)." This provision requires the measurement of plan assets and benefit obligations as of the date of our fiscal year end. This required a change in our measurement date, which was previously November 30. See Note 2 for additional information.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        The components of the pension benefit obligation and the other postretirement benefit obligation, including amounts recognized in the Consolidated Balance Sheets, are shown below for the years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
	(Dollars in Millions)
Change in Net Benefit Obligation
Net benefit obligation at beginning of year	$468	$488	$28	$26
Service cost	18	14	—	—
Interest cost	28	27	1	2
Plan participants' contributions	1	1	—	—
Actuarial loss (gain)	(27)	13	(3)	2
Plan amendments	—	—	—	—
Benefits paid	(58)	(75)	(2)	(2)

Net benefit obligation at end of year	430	468	24	28

Change in Plan Assets
Fair value of plan assets at beginning of year	393	356	—	—
Actual return on plan assets	22	45	—	—
Employer contributions	11	67	2	2
Plan participants' contributions	—	—	—	—
Benefits paid	(58)	(75)	(2)	(2)

Fair value of plan assets at end of year	368	393	—	—

Funded status at end of year	$(62)	$(75)	$(24)	$(28)

Amounts recognized in the consolidated balance sheets consist of:
Investments and other assets	$2	$—	$—	$—
Accounts payable and accrued liabilities	(10)	(10)	(3)	(3)
Other liabilities and deferred credits	(54)	(65)	(21)	(25)
Deferred tax assets	26	34	(1)	—
Accumulated other comprehensive loss	42	57	(1)	1
Amounts recognized in the accumulated other comprehensive loss consist of:
Unamortized net amount resulting from changes in defined benefit plan experience and actuarial assumptions, net of taxes	$37	$51	$—	$2
Unamortized amount resulting from changes in defined benefit plan provisions, net of taxes	5	6	(1)	(1)

Total	$42	$57	$(1)	$1

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        We estimate that the following amounts will be amortized from accumulated other comprehensive income into net periodic benefit cost during the year ending December 31, 2008:

	Pension Benefits	Other Postretirement Benefits
	(Dollars in Millions)
Expense resulting from changes in plan experience and actuarial assumptions	$2	—
Expense (benefit) resulting from changes in plan provisions	1	$(1)

        The accumulated benefit obligation for all pension plans was $396 million as of December 31, 2007 and $430 million as of December 31, 2006.

        Information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31:

	2007	2006
	(Dollars in Millions)
Accumulated benefit obligation	$49	$53
Fair value of plan assets	—	—

        Information for pension plans with a projected benefit obligation in excess of plan assets at December 31:

	2007	2006
	(Dollars in Millions)
Projected benefit obligation	$64	$468
Fair value of plan assets	—	393

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        Components of net periodic benefit cost for the years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
	(Dollars in Millions)
Components of net periodic benefit cost
Benefits earned during the year	$18	$14	$18	$—	$—	$—
Interest accrued on benefits earned in prior years	28	27	28	1	2	2
Expected return on plan assets	(33)	(29)	(28)	—	—	—
Amortization components
Amount resulting from changes in plan provisions	1	1	2	(1)	(1)	(1)
Net amount resulting from changes in plan experience and actuarial assumptions	6	5	6	—	—	—

Subtotal	20	18	26	—	1	1

Other costs
Curtailment costs	—	—	—	—	—	—
Special termination benefits	—	—	8	—	—	—
Settlement costs	—	—	15	—	—	—

Net periodic benefit cost	$20	$18	$49	$—	$1	$1

Additional information
Increase in minimum liability included in other comprehensive income (loss), net of taxes	$—	$24	$7	$—	$—	$—

        Net periodic pension benefit costs for 2007 includes one month of expense, that was recorded as an adjustment to "Accumulated deficit" in the Consolidated Balance Sheets ($1 million after tax) related to the adoption of the measurement date provisions of SFAS No. 158 discussed in Note 2. Special termination and settlement costs in 2005 relate primarily to the divestiture of the HNS business described in Note 3.

Assumptions

        Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Discount rate—Qualified Plans	6.22%	5.67%	5.76%	5.43%
Discount rate—Non-Qualified Plans	6.24%	5.69%	—	—
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Discount rate—Qualified Plan	5.67%	5.78%	6.00%	5.43%	5.46%	5.75%
Discount rate—Non-Qualified Plans	5.69%	5.74%	6.00%	—	—	—
Expected long-term return on plan assets	8.75%	8.75%	9.00%	—	—	—
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

        We base our expected long-term return on plan assets assumption on a periodic review and modeling of the plans' asset allocation and liability structure over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modeling and are based on comprehensive reviews of historical data and economic/financial market theory.

        A hypothetical 0.25% decrease in our discount rate would have had the effect of increasing our 2007 pension expense by approximately $1 million and our projected benefit obligation by approximately $13 million. A hypothetical 0.25% decrease in our expected return on plan assets would have had the effect of increasing our 2007 pension expense by approximately $1 million.

        The following table provides assumed health care costs trend rates:

	2007	2006
Health care cost trend rate assumed for next year	8.00%	9.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that trend rate reaches the ultimate trend rate	2011	2011

        A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(Dollars in Millions)
Effect on total of service and interest cost components	—	—
Effect on postretirement benefit obligation	$2	$(1)

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Plan Assets

        Our target asset allocation for 2008 and actual pension plan weighted average asset allocations at December 31, 2007 and 2006, by asset categories, are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,
	2008	2007	2006
Equity securities	50-70%	53%	54%
Debt securities	30-50%	36%	35%
Real estate	0-20%	4%	5%
Other	0-20%	7%	6%

Total		100%	100%

        Our investment policy includes various guidelines and procedures designed to ensure we invest assets in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges (shown above) by major asset categories.

        The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plans' actuarial assumptions, and achieve asset returns that are competitive with like institutions employing similar investment strategies.

        The investment policy is periodically reviewed by us and a designated third-party fiduciary for investment matters. We establish and administer the policy in a manner so as to comply at all times with applicable government regulations.

        There were no shares of our common stock included in plan assets at December 31, 2007 and 2006.

Cash Flows

  Contributions

        We expect to contribute approximately $6 million to our qualified pension plans and $11 million to our nonqualified pension plans in 2008.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

  Estimated Future Benefit Payments

        We expect the following benefit payments, which reflect expected future service, as appropriate, to be paid by the plans during the years ending December 31:

	Estimated Future Benefit Payments
	Pension Benefits	Other Postretirement Benefits
	(Dollars in Millions)
2008	$47	$3
2009	44	3
2010	41	3
2011	39	3
2012	39	2
2013-2017	212	9

        We maintain 401(k) plans for qualified employees. We match a portion of our employee contributions and our match amounted to $10 million in 2007, $8 million in 2006 and $10 million in 2005.

        We have disclosed certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as "other postretirement benefit obligation." Notwithstanding the recording of such amounts and the use of these terms, we do not admit or otherwise acknowledge that such amounts or existing postretirement benefit plans of our company (other than pensions) represent legally enforceable liabilities of us.

Note 11: Stockholders' Equity

Capital Stock and Additional Paid-In Capital

        Our certificate of incorporation provides for the following capital stock: common stock, par value $0.01 per share, 3,000,000,000 shares authorized; Class B common stock, par value $0.01 per share, 275,000,000 shares authorized; excess stock, par value $0.01 per share, 800,000,000 shares authorized; and preferred stock, par value $0.01 per share, 9,000,000 shares authorized. As of December 31, 2007 and 2006, there were no shares outstanding of the Class B common stock, excess stock or preferred stock.

Share Repurchase Program

        During 2006 and 2007 our Board of Directors approved multiple authorizations for the repurchase of a total of $5 billion of our common stock, the most recent of which was a $1 billion authorization in August 2007 that was completed in December 2007. Subsequent to December 31, 2007, our Board of Directors authorized the repurchase of an additional $1 billion of our common stock. The sources of funds for the purchases is our existing cash on hand and cash from operations. Purchases are made in the open market, through block trades and other negotiated transactions. Repurchased shares are retired but remain authorized for registration and issuance in the future.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        The following table sets forth information regarding shares repurchased and retired for the years presented:

	December 31,
	2007	2006
	(Amounts in Millions, Except Per Share Amounts)
Total cost of repurchased and retired shares	$2,025	$2,977
Average price per share	23.48	16.16
Number of shares repurchased and retired	86	184

        For the year ended December 31, 2007, we recorded the $2,025 million in repurchases as a decrease of $692 million to "Common stock and additional paid in capital" and an increase of $1,333 million to "Accumulated deficit" in the Consolidated Balance Sheets. For the year ended December 31, 2006, we recorded the $2,977 million in repurchases as a decrease of $1,452 million to "Common stock and additional paid in capital" and an increase of $1,525 million to "Accumulated deficit" in the Consolidated Balance Sheets.

Other Comprehensive Income

        The following represents the components of OCI, net of taxes, for the years ended December 31:

	2007			2006			2005
	Pre-tax Amount	Tax (Benefit) Expense	Net Amount	Pre-tax Amount	Tax (Benefit) Expense	Net Amount	Pre-tax Amount	Tax Expense	Net Amount
	(Dollars in Millions)
Amortization of amounts resulting from changes in defined benefit plan experience and actuarial assumptions, net of taxes	$26	$10	$16	$—	$—	$—	$—	$—	$—
Minimum pension liability adjustments	—	—	—	38	14	24	11	4	7
Foreign currency translation adjustments	(2)	(1)	(1)	2	—	2	3	—	3
Unrealized holding gains (losses) on securities	19	7	12	(22)	(8)	(14)	1	—	1

        We recorded a $46 million charge to "Accumulated other comprehensive loss" in our Consolidated Balance Sheets as of December 31, 2006 for the initial adoption of SFAS No. 158.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Accumulated Other Comprehensive Loss

        The following represent the components of "Accumulated other comprehensive loss" in our Consolidated Balance Sheets as of December 31:

	2007	2006
	(Dollars in Millions)
Unamortized net amount resulting from changes in defined benefit plan experience and actuarial assumptions, net of taxes	$(37)	$(53)
Unamortized amount resulting from changes in defined benefit plan provisions, net of taxes	(4)	(4)
Accumulated unrealized gains on securities, net of taxes	21	9
Accumulated foreign currency translation adjustments	(1)	—

Total accumulated other comprehensive loss	$(21)	$(48)

Note 12: Earnings Per Common Share

        We compute Basic Earnings Per Common Share, or EPS, by dividing net income by the weighted average number of common shares outstanding for the period.

        Diluted EPS considers the effect of common equivalent shares, which consist entirely of common stock options and unvested restricted stock units issued to employees. In the computation of diluted EPS under the treasury stock method, the amount of assumed proceeds from nonvested stock awards and unexercised stock options includes the amount of compensation cost attributable to future services not yet recognized, proceeds from the exercise of the options, and the incremental income tax benefit or liability as if the awards were distributed during the period. We exclude common equivalent shares from the computation in loss periods as their effect would be antidilutive and we exclude common stock options from the computation of diluted EPS when their exercise price is greater than the average market price of our common stock. The following table sets forth the number of common stock options excluded from the computation of diluted EPS because the options' exercise prices were greater than the average market price of our common stock during the years presented:

	December 31,
	2007	2006	2005
	(Shares in Millions)
Common stock options excluded	34	48	66

        The following table sets forth comparative information regarding common shares outstanding:

	2007	2006	2005
	(Shares in Millions)
Common shares outstanding at January 1	1,226	1,391	1,386
Decrease for common shares repurchased and retired	(86)	(184)	—
Increase for stock options exercised and restricted stock units vested and distributed	8	19	5

Common shares outstanding at December 31	1,148	1,226	1,391

Weighted average number of common shares outstanding	1,195	1,262	1,388

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        The reconciliation of the amounts used in the basic and diluted EPS computation was as follows:

	Income	Shares	Per Share Amounts
	(Dollars and Shares in Millions, Except Per Share Amounts)
Year Ended December 31, 2007:
Basic EPS
Income from continuing operations	$1,434	1,195	$1.20
Effect of Dilutive Securities
Dilutive effect of stock options and restricted stock units	—	7	—

Diluted EPS
Adjusted income from continuing operations	$1,434	1,202	$1.20

Year Ended December 31, 2006:
Basic EPS
Income from continuing operations	$1,420	1,262	$1.13
Effect of Dilutive Securities
Dilutive effect of stock options and restricted stock units	—	8	(0.01)

Diluted EPS
Adjusted income from continuing operations	$1,420	1,270	$1.12

Year Ended December 31, 2005:
Basic EPS
Income from continuing operations	$305	1,388	$0.22
Effect of Dilutive Securities
Dilutive effect of stock options and restricted stock units	—	7	—

Diluted EPS
Adjusted income from continuing operations	$305	1,395	$0.22

Note 13: Share-Based Payment

        Under The DIRECTV Group, Inc. Amended and Restated 2004 Stock Plan as approved by our stockholders on June 5, 2007, shares, rights or options to acquire up to 21 million shares of common stock plus the number of shares that were granted under a former plan but which, after December 22, 2003 are forfeited, expire or are cancelled without the delivery of shares of common stock or otherwise result in the return of such shares to us, were authorized for grant through June 4, 2017, subject to the approval of the Compensation Committee of our Board of Directors. We issue new shares of our common stock when restricted stock units are earned and when stock options are exercised.

  Restricted Stock Units

        The Compensation Committee has granted restricted stock units under our stock plans to certain of our employees and executives. Annual awards are mostly performance-based, with final payments in shares of our common stock. Final payment can be reduced from the target award amounts based on our company's performance over a three or four year performance period in comparison with pre-established targets. We determine the fair value of restricted stock units based on the closing stock price of our common shares on the date of grant.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        Changes in the status of outstanding restricted stock units were as follows:

	Stock Units	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2007	8,640,154	$15.89
Granted	2,954,600	23.69
Vested and Distributed	(1,872,761)	17.45
Forfeited	(305,497)	17.06

Nonvested at December 31, 2007	9,416,496	17.99

        The weighted average grant-date fair value of restricted stock units granted during the year ended December 31, 2006 was $13.57. The weighted average grant-date fair value of restricted stock units granted during the year ended December 31, 2005 was $16.61.

        The total fair value of restricted stock units vested and distributed was $33 million during the year ended December 31, 2007, $21 million during the year ended December 31, 2006 and $26 million during the year ended December 31, 2005.

  Stock Options

        The Compensation Committee has also granted stock options to acquire our common stock under our stock plans to certain of our employees and executives. The exercise price of options granted is equal to at least 100% of the fair market value of the common stock on the date the options were granted. These nonqualified options generally vested over one to five years, expire ten years from date of grant and are subject to earlier termination under certain conditions.

        Changes in the status of outstanding options were as follows:

	Shares Under Option	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in millions)
Outstanding at January 1, 2007	55,926,438	$27.59
Granted	1,209,400	22.43
Exercised	(6,711,974)	17.53
Forfeited or expired	(1,789,325)	32.03

Outstanding at December 31, 2007	48,634,539	28.69	3.0	$59

Exercisable at December 31, 2007	47,425,139	28.85	2.8	$58

        The total intrinsic value of options exercised was $59 million during the year ended December 31, 2007, $115 million during the year ended December 31, 2006 and $18 million during the year ended December 31, 2005, based on the intrinsic value of individual awards on the date of exercise.

        The following table presents the estimated weighted average fair value for stock options granted under the Plan using the Black-Scholes valuation model along with the assumptions used in the fair value calculations. Expected stock volatility is based primarily on the historical volatility of our common stock. The risk-free rate for periods within the contractual life of the option is based on the U.S.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Treasury yield curve in effect at the time of grant. The expected option life is based on historical exercise behavior and other factors.

2007
Estimated fair value per option granted	$8.27
Average exercise price per option granted	22.43
Expected stock volatility	22.5%
Risk-free interest rate	4.65%
Expected option life (in years)	7.0

        There were no stock options granted during the years ended December 31, 2006 and 2005.

        The following table presents amounts recorded related to share-based compensation:

	For the Year Ended December 31,
	2007	2006	2005
	(Dollars in Millions)
Share-based compensation expense recognized	$49	$39	$41
Tax benefits associated with share-based compensation expense	19	15	16
Actual tax benefits realized for the deduction of share-based compensation expense	36	50	17
Proceeds received from stock options exercised	118	257	45

        The 2005 stock compensation costs include the cost of options granted to our CEO to replace stock options that News Corporation, his former employer, cancelled, and the cost associated with former employees of News Corporation who retained their News Corporation stock options and are now employed by us.

        As of December 31, 2007, there was $67 million of total unrecognized compensation expense related to unvested restricted stock units and stock options that we expect to recognize as follows: $37 million in 2008, $24 million in 2009 and $6 million in 2010.

Note 14: Other Income and Expenses

        The following table summarizes the components of "Other, net" in our Consolidated Statements of Operations for the years ended December 31:

	2007	2006	2005
	(Dollars in Millions)
Equity in earnings from unconsolidated affiliates	$35	$27	$1
Net (loss) gain from sale of investments	(6)	14	(1)
Refinancing transaction expenses	—	—	(65)
Other	(3)	1	—

Total other, net	$26	$42	$(65)

        During 2005, DIRECTV U.S. completed a series of refinancing transactions that resulted in a pre-tax charge of $65 million ($40 million after tax), of which $41 million was associated with the premium paid for the redemption of a portion of our 8.375% senior notes and $24 million with the write-off of a portion of our deferred debt issuance costs and other transaction costs.

        See Note 6 regarding equity method investments and net gains and losses recorded on the sale of investments.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Note 15: Related-Party Transactions

        In the ordinary course of our operations, we enter into transactions with related parties. News Corporation and its affiliates are considered related parties because News Corporation owns approximately 41% of our outstanding common stock. Companies in which we hold equity method investments are also considered related parties, which include Sky Mexico from the acquisition on February 16, 2006. We have the following types of contractual arrangements with our related parties: purchase of programming, products and advertising; license of certain intellectual property, including patents; purchase of system access products, set-top receiver software and support services; sale of advertising space; purchase of employee services; and use of facilities. The majority of payments under contractual arrangements with News Corporation entities relate to multi-year programming contracts. Payments under these contracts are typically subject to annual rate increases and are based on the number of subscribers receiving the related programming.

        The following table summarizes sales and purchase transactions with related parties:

	2007	2006	2005
	(Dollars in Millions)
Sales	$24	$32	$18
Purchases	1,124	832	707

        The following table sets forth the amount of assets and liabilities resulting from transactions with related parties as of December 31:

	2007	2006
	(Dollars in Millions)
Accounts receivable	$22	$11
Accounts payable	285	206

        The accounts receivable and accounts payable balances as of December 31, 2007 and 2006 are primarily related to affiliates of News Corporation. Accounts receivable as of December 31, 2007 includes $11 million for costs incurred on behalf of a News Corporation entity, which will be reimbursed pursuant to a reimbursement agreement.

        In addition to the transactions described above, in connection with our purchase of News Corporation's interests as part of the Sky Transactions, we made cash payments to News Corporation of $315 million in 2006. We received $127 million in cash from News Corporation in August 2006 for the repayment of a note receivable for the assumption of certain liabilities as part of the Sky Transactions described in Note 3.

Note 16: Derivative Financial Instruments and Risk Management

        Our cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of our equity investments. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives, and do not enter into derivative contracts for speculative purposes. As of December 31, 2007 and December 31, 2006, we had no significant foreign currency or interest related derivative financial instruments outstanding.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

Note 17: Segment Reporting

        Our two business segments, DIRECTV U.S. and DIRECTV Latin America, acquire, promote, sell and distribute digital entertainment programming via satellite to residential and commercial subscribers. Through April 22, 2005, we also operated the Network Systems segment, a provider of satellite-based private business networks and broadband Internet access. As a result of the SkyTerra transactions described in Note 3, after April 22, 2005, we no longer consolidate HNS, which formerly comprised the Network Systems segment. Corporate and Other includes the corporate office, eliminations and other entities.

        Selected information for our operating segments is reported as follows:

	DIRECTV U. S.	DIRECTV Latin America	Network Systems	Corporate and Other	Total
	(Dollars in Millions)
2007
Revenues	$15,527	$1,719	$—	$—	$17,246

Operating profit (loss)	$2,402	$159	$—	$(75)	$2,486
Add: Depreciation and amortization expense	1,448	235	—	1	1,684

Operating profit (loss) before depreciation and amortization (1)	$3,850	$394	$—	$(74)	$4,170

Segment assets	$12,297	$2,456	$—	$310	$15,063
Capital expenditures (2)	2,330	336	—	30	2,696
2006
Revenues	$13,744	$1,013	$—	$(2)	$14,755

Operating profit (loss)	$2,348	$79	$—	$(70)	$2,357
Add: Depreciation and amortization expense	873	165	—	(4)	1,034

Operating profit (loss) before depreciation and amortization (1)	$3,221	$244	$—	$(74)	$3,391

Segment assets	$11,687	$2,001	$—	$1,453	$15,141
Capital expenditures (2)	1,809	178	—	—	1,987
2005
Revenues	$12,216	$742	$211	$(5)	$13,164

Operating profit (loss)	$802	$(19)	$(61)	$(89)	$633
Add: Depreciation and amortization expense	698	160	—	(5)	853

Operating profit (loss) before depreciation and amortization (1)	$1,500	$141	$(61)	$(94)	$1,486

Segment assets	$10,525	$1,148	$—	$3,957	$15,630
Capital expenditures (2)	782	90	18	34	924

(1)
Operating profit (loss) before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, can be calculated by adding amounts under the caption "Depreciation and amortization expense" to "Operating profit (loss)." This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results,

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

  as determined in accordance with GAAP. Our management and Board of Directors use operating profit (loss) before depreciation and amortization to evaluate the operating performance of our company and our business segments and to allocate resources and capital to business segments. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and Board of Directors separately measure and budget for capital expenditures and business acquisitions.

  We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected operating profit (loss) before depreciation and amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. Our management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

(2)
Capital expenditures include cash paid and amounts accrued during the period for property, equipment and satellites.

        The following represents a reconciliation of operating profit before depreciation and amortization to reported net loss on the Consolidated Statements of Operations:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in Millions)
Operating profit before depreciation and amortization	$4,170	$3,391	$1,486
Depreciation and amortization expense	(1,684)	(1,034)	(853)

Operating profit	2,486	2,357	633
Interest income	111	146	150
Interest expense	(235)	(246)	(238)
Other, net	26	42	(65)

Income from continuing operations before income taxes and minority interests	2,388	2,299	480
Income tax expense	(943)	(866)	(172)
Minority interests in net earnings of subsidiaries	(11)	(13)	(3)

Income from continuing operations	1,434	1,420	305
Income from discontinued operations, net of taxes	17	—	31

Net income	$1,451	$1,420	$336

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(continued)

        The following table presents revenues earned from subscribers located in different geographic areas. Property is grouped by its physical location.

	Years Ended and As of December 31,
	2007		2006		2005
	Revenues	Net Property & Satellites	Revenues	Net Property & Satellites	Revenues	Net Property & Satellites
	(Dollars in Millions)
North America
United States	$15,687	$5,330	$13,907	$4,088	$12,524	$2,818
Canada and Mexico	—	—	—	—	27	—

Total North America	15,687	5,330	13,907	4,088	12,551	2,818

South America and the Caribbean
Brazil	944	251	417	159	206	69
Venezuela	258	99	171	73	130	75
Argentina	211	85	152	78	116	80
Other	146	68	108	55	111	33

Total South America and the Caribbean	1,559	503	848	365	563	257

Asia, Europe, Middle East and Africa	—	—	—	—	50	—

Total	$17,246	$5,833	$14,755	$4,453	$13,164	$3,075

Note 18: Commitments and Contingencies

Commitments

        At December 31, 2007, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for satellite transponder leases and real property and aggregated $531 million, payable as follows: $97 million in 2008, $86 million in 2009, $85 million in 2010, $87 million in 2011, $90 million in 2012 and $86 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options, which we have not considered in the amounts disclosed. Rental expenses under operating leases were $114 million in 2007, $110 million in 2006 and $109 million in 2005.

        At December 31, 2007, our minimum payments under agreements to purchase broadcast programming, and the purchase of services that we have outsourced to third parties, such as billing services, and satellite telemetry, tracking and control, satellite construction and launch contracts and broadcast center services aggregated $4,740 million, payable as follows: $1,257 million in 2008, $1,250 million in 2009, $1,142 million in 2010, $727 million in 2011, $199 million in 2012 and $165 million thereafter.

        As of December 31, 2007, other long-term obligations totaling $372 million are payable approximately as follows: $80 million in 2008, $87 million in 2009, $90 million in 2010, $54 million in 2011, $10 million in 2012 and $51 million thereafter. These amounts are recorded in "Accounts payable and accrued liabilities" and "Other Liabilities and Deferred Credits" in the Consolidated Balance Sheets.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)

        In order to replace its broadcast capacity on a satellite that was nearing the end of its useful life, Sky Brazil entered into a transponder capacity agreement on a replacement satellite. The replacement satellite launched in October 2007 and the agreement began following successful in-orbit testing of the satellite and transfer of services from the existing satellite in January 2008. The present value of minimum payments under this estimated 15 year agreement, based on the life of the satellite, is approximately $247 million. We expect to account for this agreement as a capital lease.

        As part of an amended arrangement with Telesat Canada, a Canadian telecommunications and broadcast services company, DIRECTV U.S. has agreed to provide Telesat the use of three of their satellites, beginning in 2004, which were previously used as in-orbit spares, through the end of their useful lives and in return, Telesat agreed to allow DIRECTV U.S. to use its 72.5° west longitude, or WL, orbital location through 2009. As part of these transactions, we recorded a $208 million 72.5° WL orbital license intangible asset and an accrual for deferred lease revenues of $117 million. We are amortizing the 72.5° WL orbital license intangible asset over an approximate five year period ending in 2009 and are recognizing the deferred lease revenues in "Revenues" in the Consolidated Statements of Operations over an approximate two year period ending in the first quarter of 2009.

Contingencies

  Litigation

        Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims and proceedings are pending against us arising in the ordinary course of business. We have established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or demands that, if granted, could require us to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2007. After discussion with counsel representing us in those actions, it is the opinion of management that such litigation is not expected to have a material adverse effect on our consolidated results of operations or financial position.

        Finisar Corporation.    On April 4, 2005, Finisar Corporation filed a patent infringement action in the United States District Court for the Eastern District of Texas (Beaumont) alleging that The DIRECTV Group, DIRECTV Holdings LLC, DIRECTV Enterprises, LLC, DIRECTV Operations, LLC, DIRECTV, Inc., and DTV Network Systems, Inc. infringed U.S. Patent No. 5,404,505. On June 23, 2006, the jury determined that we willfully infringed this patent and awarded approximately $79 million in damages. On July 7, 2006, the Court entered its final written judgment which denied Finisar's request for an injunction and instead granted us a compulsory license. Under the license we would be obligated to pay Finisar $1.60 per new set-top box manufactured for use with the DIRECTV system beginning June 17, 2006 and continuing until the patent expires in 2012 or is otherwise found to be invalid. The Court also increased the damages award by $25 million because of the jury finding of willful infringement and awarded pre-judgment interest of $13 million to Finisar. Post-judgment interest accrues on the total judgment.

        We filed a notice of appeal to the Court of Appeals for the Federal Circuit on October 5, 2006, and Finisar also filed a notice of appeal on October 18, 2006. A bond was submitted to the District Court in the amount of $127 million as required security for the damages awarded but not yet paid pending appeal plus interest for the anticipated duration of the appeal. We were successful in obtaining an order that post-judgment royalties pursuant to the compulsory license shall be held in escrow pending outcome of the appeal. Through December 31, 2007, the compulsory license fee amounted to

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(continued)

$33 million, which was paid into escrow. Oral arguments on the appeal and cross-appeal were heard by the Court on January 7, 2008.

        Based on our review of the record in this case, including discussion with and analysis by counsel of the bases for our appeal, we have determined that we have a number of strong arguments available on appeal and, although there can be no assurance as to the ultimate outcome, we are confident that the judgment against us will ultimately be reversed, or remanded for a new trial in which we believe we would prevail. As a result, we have concluded that it is not probable that Finisar will ultimately prevail in this matter; therefore, we have not recorded any liability for this judgment nor are we recording any expense for the compulsory license.

  Income Tax Matters

        In the second quarter of 2007, we recorded a $17 million reduction to our unrecognized tax benefits as a result of the settlement of a foreign withholding tax dispute from a previously divested business, which we included in "Income from discontinued operations, net of taxes" in the Consolidated Statements of Operations.

        In the second quarter of 2005, a settlement was reached in connection with adjustments proposed by the IRS for the tax years 1991 through 1994 in regards to the determination and allocation of the purchase price with respect to a prior business acquisition. As a result of the favorable settlement, we recognized an income tax benefit of approximately $31 million which was reported in "Income from discontinued operations, net of taxes" in our Consolidated Statements of Operations.

        We have received tax assessments from certain foreign jurisdictions and have agreed to indemnify previously divested businesses for certain tax assessments relating to periods prior to their respective divestitures. These assessments are in various stages of the administrative process or litigation, and we believe we have adequately provided for any related liability.

        While the outcome of these assessments and other tax issues cannot be predicted with certainty, we believe that the ultimate outcome will not have a material effect on our consolidated results of operations or financial position.

  Satellites

        We may purchase in-orbit and launch insurance to mitigate the potential financial impact of satellite launch and in-orbit failures if the premium costs are considered economic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. We do not insure against lost revenues in the event of a total or partial loss of the capacity of a satellite. We generally rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact a satellite failure could have on our ability to provide service. At December 31, 2007, the net book value of in-orbit satellites was $1,552 million, of which $1,327 million was uninsured.

THE DIRECTV GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(concluded)

  Other

        As of December 31, 2007, included in "Investments and other assets" in the Consolidated Balance Sheets is a receivable for $34 million of the $57 million rebate that we can earn from Thomson by purchasing at least $4 billion of set-top receivers through June 2010. We have accrued this receivable based on our assessment that achievement of the minimum purchase requirement is both probable and reasonably estimable. On a quarterly basis, we assess the probability of earning the rebate over the contract term. If we subsequently determine that it is no longer probable that we will earn the rebate, we would be required to reverse the amount of the rebate earned to date as a charge to the Consolidated Statements of Operations at the time such determination is made. In connection with this agreement, we received approximately $200 million in cash in 2004 which has been deferred to "Unearned subscriber revenue and deferred credits" and "Other liabilities and deferred credits" in our Consolidated Balance Sheets and is recognized as a pro-rata reduction to the cost of set-top receivers purchased from Thomson.

        We are contingently liable under standby letters of credit and bonds in the aggregate amount of $138 million at December 31, 2007.

        In connection with the Sky Brazil transaction, Globo was granted the right, until January 2014, to exchange shares in Sky Brazil for cash or common shares of the company. Upon exercising the exchange rights, the value of Sky Brazil shares will be determined by an outside valuation expert and we have the option to elect the consideration to be paid in cash, shares of our common stock or a combination of both.

***

Liberty Media Corporation and Subsidiaries
Condensed Pro Forma Combined Financial Statements
December 31, 2007
(unaudited)

        Effective February 27, 2008, Liberty Media Corporation ("Liberty") and News Corporation completed an exchange transaction (the "News Corporation Exchange Transaction") whereby Liberty exchanged 512.6 million shares of News Corporation common stock valued at $10,144 million on the date of closing for a subsidiary of News Corporation (the "News Corporation Subsidiary") which holds 470.4 million shares of The DIRECTV Group ("DirecTV") common stock valued at $12,461 million on the date of closing, three regional sports television networks (the "RSNs") and $465 million in cash. The shares of DirecTV received by Liberty represent an approximate 41% ownership interest, and Liberty will account for DirecTV as an equity affiliate.

        The following unaudited condensed pro forma combined balance sheet of Liberty dated as of December 31, 2007 assumes that the News Corporation Exchange Transaction had been completed as of such date. The following unaudited condensed pro forma combined statement of operations of Liberty for the year ended December 31, 2007 assumes that the News Corporation Exchange Transaction had been completed as of January 1, 2007. The unaudited pro forma results do not purport to be indicative of the results that would have been obtained if the News Corporation Exchange Transaction had been completed as of such date. The unaudited condensed pro forma combined statement of operations has been presented before giving effect to the non-recurring gain recognized on the News Corporation Exchange Transaction.

Liberty Media Corporation and Subsidiaries
Condensed Pro Forma Combined Balance Sheet
December 31, 2007
(unaudited)

	Liberty historical	News Corporation Subsidiary historical	Pro forma adjustments		Liberty pro forma
	amounts in millions
Assets
Cash	$3,135	465	—		3,600
Other current assets	3,174	39	—		3,213
Cost investments	17,569	—	(10,647	)(2)	6,922
Equity investments	1,817	7,451	4,192	(2)	13,460
Property and equipment, net	1,351	2	—		1,353
Intangible assets not subject to amortization	10,543	138	113	(2)	10,851
			57	(3)
Intangible assets subject to amortization, net	3,863	11	142	(2)	4,016
Other assets	4,197	38	—		4,235

Total assets	$45,649	8,144	(6,143)		47,650

Liabilities and Stockholders' Equity
Current liabilities	$3,474	7	—		3,481
Long-term debt	11,524	—	—		11,524
Deferred tax liabilities	8,458	211	(1,585	)(1)	7,076
			(211	)(2)
			1,937	(2)
			57	(3)
			(1,791	)(4)
Other liabilities	1,741	—	—		1,741

Total liabilities	25,197	218	(1,593)		23,822
Minority interest	866	—	—		866
Stockholders' equity	19,586	7,926	(2,585	)(1)	22,962
			4,170	(1)
			(7,926	)(2)
			1,791	(4)

Total liabilities and stockholders' equity	$45,649	8,144	(6,143)		47,650

Liberty Media Corporation and Subsidiaries
Condensed Pro Forma Combined Statement of Operations
Year Ended December 31, 2007
(unaudited)

	Liberty historical	News Corporation Subsidiary historical	Pro forma adjustments		Liberty pro forma
	amounts in millions, except per share amounts
Revenue	$9,423	215	—		9,638
Cost of sales	(4,921)	—	—		(4,921)
Operating expenses	(1,843)	(161)	—		(2,004)
Selling, general and administrative expenses	(1,023)	(16)	—		(1,039)
Depreciation and amortization	(675)	(2)	(10	)(5)	(687)
Impairment of long-lived assets	(223)	—	—		(223)

Operating income	738	36	(10)		764
Interest expense	(641)	—	—		(641)
Dividend and interest income	321	—	(57	)(6)	264
Share of earnings of affiliates, net	22	486	(158	)(7)	350
Gains on dispositions of assets, net	646	—	—		646
Other income, net	1,235	(4)	—		1,231

Earnings from continuing operations before income taxes and minority interest	2,321	518	(225)		2,614
Income tax expense	(321)	(207)	90	(8)	(438)
Minority interests in earnings of subsidiaries	(35)	—	—		(35)

Earnings from continuing operations	$1,965	311	(135)		2,141

Earnings from continuing operations:
Liberty Capital common stock	$1,524				1,700
Liberty Interactive common stock	441				441

	$1,965				2,141

Basic earnings from continuing operations per common share:
Series A and Series B Liberty Capital common stock	$11.55				$12.88
Series A and Series B Liberty Interactive common stock	$.70				$.70
Diluted earnings from continuing operations per common share:
Series A and Series B Liberty Capital common stock	$11.46				$12.78
Series A and Series B Liberty Interactive common stock	$.70				$.70
Basic weighted average outstanding common shares (in millions):
Liberty Capital common stock	132				132
Liberty Interactive common stock	634				634
Fully diluted weighted average outstanding common shares (in millions):
Liberty Capital common stock	133				133
Liberty Interactive common stock	634				634

Liberty Media Corporation and Subsidiaries

Notes to Condensed Pro Forma Combined Financial Statements

December 31, 2007

(unaudited)

(1)
Represents the elimination of Liberty's other comprehensive earnings and deferred tax liability related to the unrealized holding gain on its investment in News Corporation. The gain realized by Liberty of $4,170 million is reflected in equity in the accompanying unaudited condensed pro forma combined balance sheet.

(2)
Represents (i) the exchange of Liberty's investment in News Corporation for the News Corporation Subsidiary and (ii) the elimination of the historical deferred tax liability and equity of the News Corporation subsidiary.

  Liberty has accounted for the News Corporation Exchange as a nonmonetary exchange under APB opinion No. 29 "Accounting for Nonmonetary Transactions." Accordingly, Liberty recorded the assets received at an amount equal to the value of the News Corporation common stock given up ($10,647 million as of December 31, 2007). Such amount was allocated to DIRECTV and the RSNs based on their relative fair values as follows (amounts in millions):

Cash	$465
DIRECTV	11,643
RSNs	476
Deferred tax liability	(1,937)

Total	$10,647

  The difference between the fair value of Liberty's investment in DirecTV and its proportionate share of the equity of DirecTV has been allocated within memo accounts used for equity accounting purposes as follows (amounts in millions):

Subscriber lists	$2,382	7 yr estimated useful life
Trade name	2,677	Indefinite useful life
Orbital slot	3,693	Indefinite useful life
Technology	527	5 yr estimated useful life
Goodwill	3,492	Indefinite useful life
Deferred tax liability	(3,712)

Total	$9,059

  The excess purchase price for the RSNs ($393 million) has been allocated 64% to nonamortizable intangibles and 36% to amortizable intangibles. The excess purchase price allocated to amortizable intangible assets for the RSNs is comprised of the following (amounts in millions):

Affiliation agreements	$107	20 yr estimated useful life
Advertising base	35	8 yr estimated useful life

Total	$142

  The forgoing purchase price allocations and estimated useful lives are preliminary and may be adjusted upon final appraisal of the assets acquired.

Liberty Media Corporation and Subsidiaries

Notes to Condensed Pro Forma Combined Financial Statements--(continued)

December 31, 2007

(unaudited)

(3)
Represents the estimated incremental deferred tax liability associated with the step up to fair value for the RSNs. The adjustment assumes a combined federal and state income tax rate of 40%. The offset to the deferred tax adjustment is goodwill.

(4)
Represents the reversal of Liberty's historical deferred tax liability related to the difference between its cost basis and its tax basis in its investment in News Corporation. The offset to this adjustment is deferred tax expense and is reflected in equity in the accompanying unaudited condensed pro forma combined balance sheet.

(5)
Represents amortization of the RSNs allocated excess purchase price based on the useful lives described in note 2 above.

(6)
Represents the elimination of the historical News Corporation dividends received by Liberty.

(7)
Represents an adjustment of News Corporation's historical equity pickup to reflect 41% of DirecTV's earnings for the period. Also includes amortization of the amortizable intangibles identified in note 2.

  Calculation is as follows (amounts in millions):

DirecTV net income	$1,451
Liberty %	41%

Liberty share of net income	595
Amortization of intangibles	(445)
Tax benefit related to amortization	178

Liberty share of earnings	328
News Corporation share of earnings	(486)

Pro forma adjustment	$(158)

(8)
Represents the estimated income tax effects of the pro forma adjustments using an effective tax rate of 40%.

EXHIBIT INDEX

        Listed below are the exhibits which are filed as part of this Report (according to the number assigned to them in Item 601 of Regulation S-K):

23
Consent of Deloitte & Touche LLP

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  Item 9.01 Financial Statements and Exhibits
SIGNATURE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
CONSOLIDATED STATEMENTS OF CASH FLOWS
Liberty Media Corporation and Subsidiaries Condensed Pro Forma Combined Financial Statements December 31, 2007 (unaudited)
Liberty Media Corporation and Subsidiaries Notes to Condensed Pro Forma Combined Financial Statements December 31, 2007 (unaudited)
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